Exhibit 99.1

EVERTEC EXTENDS TERMS OF ACQUISITION OF MAJORITY OWNERSHIP OF

PROCESSA, A COLOMBIAN PAYMENT PROCESSOR

SAN JUAN, PUERTO RICO – November 30, 2015 – EVERTEC, Inc. (NYSE: EVTC) today announced that its operating subsidiary, EVERTEC Group, LLC and the selling shareholders of Processa S.A.S agreed to extend the contractually agreed upon period for each of the parties to satisfy all conditions to closing before the purchase agreement becomes terminable for an additional 30 calendar days to December 28, 2015. The purchase agreement provides for EVERTEC to acquire 65% of the share capital of Processa S.A.S., a Colombian company that is based in Bogotá. Previously, the purchase agreement provided the right of either EVERTEC or the selling shareholders to terminate the transaction if it had not closed as of November 28, 2015. The transaction is subject to customary closing conditions, including receipt of US federal bank regulatory approval. There is no assurance that such approval will be obtained prior to December 28, 2015 or at all.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America—and one of the largest in Latin America—EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect of current domestic and worldwide economic conditions, including sovereign insolvency situations, and future performance and integration of acquisitions including PROCESSA, and other risks detailed in the Company’s SEC filings, including the most recently filed Form 10-K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Investor Contact

Alan Cohen, Executive Vice President

Head of Investor Relations

(787) 773-5442

IR@evertecinc.com